Exhibit 99.1
News Release
CONTACTS
Steve Himes, 980-636-5636, shimes@chiquita.com, (Investors & Analysts)
Tiffany Breaux, 980-636-5029, tbreaux@chiquita.com, (Media)
CHIQUITA ANNOUNCES PRELIMINARY FOURTH QUARTER AND FULL-YEAR 2012
SELECTED RESULTS
CHARLOTTE - January 28, 2013 - Chiquita Brands International, Inc. (NYSE: CQB) today reported preliminary unaudited selected results for the fourth quarter and full year 2012 in conjunction with a proposed refinancing. Because the fourth quarter and full-year have only recently ended, the information that follows is preliminary and based upon information available to the company as of the date of this press release. The company has not finalized its financial statement closing process for the fourth quarter and full year 2012, including its calculations and accounting judgments related to income taxes. During the course of that process, the company may identify items that would require it to make adjustments, which may be material, to the amounts described below. As a result, the estimates and rates below constitute forward-looking statements and are subject to risks and uncertainties, including possible adjustments to the preliminary operating results. The company is providing this information and certain financial metrics on a one-time basis only and does not intend to update this information prior to its regularly scheduled fourth quarter and full year 2012 conference call and subsequent filings with the Securities and Exchange Commission.
Fourth quarter 2012 net sales were approximately $738 million and the company expects Comparable operating loss in the range of $10 - 20 million and Adjusted EBITDA in the range of $(3) - 7 million. This compares to fourth quarter 2011 net sales of $722 million, Comparable operating loss of $2 million and Adjusted EBITDA of $14 million. The company expects fourth quarter operating loss on a U.S. GAAP basis to be in the range of $188 - 233 million, including estimated non-cash goodwill and trademark impairment charges in the range of $170 - 205 million and restructuring, relocation and other exit charges as described below, compared to U.S. GAAP operating loss of $12 million in the fourth quarter of 2011. Compared to the fourth quarter of 2011, stronger banana pricing and logistical savings partially offset lower salad results, lower average European currency exchange rates and a number of unusual cost items in the fourth quarter of 2012, and the net result was in line with the company's previous expectations for the quarter.
For the full year 2012, net sales were approximately $3.1 billion and the company expects Comparable operating income (loss) in the range of $1 - 11 million and Adjusted EBITDA in the range of $64 - 74 million. This compares to full year 2011 net sales of $3.1 billion, Comparable operating income of $78 million and Adjusted EBITDA of $139 million. The company expects full-year operating loss on a U.S. GAAP basis to be in the range of approximately $236 - 281 million, including the non-cash goodwill and trademark impairment charges and the restructuring, relocation and other exit charges as described below, compared to U.S. GAAP operating income of $34 million for the full year 2011.
A reconciliation of (i) Comparable operating income and (ii) Adjusted EBITDA amounts presented above to operating income is included in a Non-GAAP Financial Measures table below.
The company also estimates that it had $52 million of cash at December 31, 2012, as well as $88 million of availability under its current revolving credit facility as of December 31, 2012. Under the company's existing credit facility, impairment charges are specifically excluded from consideration when determining its compliance with financial covenants. The company remained in compliance with its covenants under its existing debt facilities at December 31, 2012, and expects to remain in compliance with them.
GOODWILL AND TRADEMARK IMPAIRMENT ANALYSIS
At September 30, 2012, the company had goodwill of $175 million and trademarks of $61 million related to its salad operations, Fresh Express, which are subject to an annual impairment review each fourth quarter. Impairment reviews compare fair value to carrying value for both Fresh Express and its trademarks, and if the carrying value is greater than the fair value, impairment is indicated. Fair values fluctuate based on market conditions and assumptions regarding forecasted cash flows and discount rates applied to cash flows. Based on the fourth quarter impairment analysis, the company estimates a non-cash impairment charge to goodwill in the range of approximately $150 - 175 million and a non-cash impairment charge to the Fresh Express trademark in the range of approximately $20 - 30 million. The goodwill impairment was the result of lower operating performance of our retail salad business, lower retail salad volumes, and lower perceived valuation multiples in the industry. These goodwill and trademark impairment charges remain subject to finalization.
STRATEGIC AND OPERATIONAL INITIATIVES
2012 was a year of transformation for Chiquita. In the third quarter the company announced a restructuring plan to strategically transform itself into a branded commodity operator. As previously announced, the company has already implemented strategic and operational initiatives to focus on:

▪	Its core businesses of bananas and salads,

▪	Reduction of its value chain costs

▪	Reduction of its overhead and selling, general and administrative costs and

▪	Volume growth
These strategic initiatives were substantially completed in the fourth quarter of 2012 and are expected to drive at least $60 million in annual savings beginning in 2013, including $25 million for completed headcount reductions and approximately $35 million for value chain cost reductions. The consolidation of the company's Midwest salad processing facilities is expected to be completed in the third quarter of 2013 and the company expects to generate $8 million of annual savings. The company has expanded its salad program by providing a more comprehensive product offering in the value-added salad market, which includes branded and private label packaged salads, organic packaged salads and whole head lettuce. Since September 30, 2012, the company has added approximately 5 million annual boxes of distribution growth in its North American banana business and were awarded private label business from certain retail grocery customers, scheduled to commence at the end of the first quarter of 2013, representing new estimated volume of 1.6 million cases for 2013.
Chiquita's goal is to achieve operating margins of 4 percent in Bananas and 7 to 8 percent in Salads in the next two to three years.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)
The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). To provide investors with additional information regarding the company's results, more meaningful year-on-year comparisons of the company's core financial performance, and measures that management uses to evaluate the company's performance against internal budgets and targets, the company reports certain financial measures defined as non-GAAP measures by the Securities and Exchange Commission. This press release uses non-GAAP measures of comparable operating income (loss) and Adjusted EBITDA. Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures and may not be compared to similar measures disclosed by other issuers, because not all issuers calculate these measures in the same way. The adjustments between the U.S. GAAP and non-GAAP financial measures listed below are excluded from comparable operating income because they are unusual and/or infrequent in nature and are consistent with the company's internal reporting and measurement of financial performance.
Reconciliation to GAAP of
Range of Comparable Operating Income and Adjusted EBITDA
Year Ending December 31, 2012
Unaudited
In Millions

	Quarter ended December 31, 2012		Quarter ended December 31, 2011	Year ended December 31, 2012		Year ended December 31, 2011
	Low	High		Low	High
Operating income (U.S. GAAP)	$(233)	$(188)	$(12)	$(281)	$(236)	$34
Estimated goodwill and trademark impairment	205	170	—	207	172	—
Danone JV investment impairment	2	2	—	30	30	—
Restructuring and exit activities	4	4	4	28	28	7
Headquarters relocation	2	2	6	19	19	6
Reserve for (recovery of) growers advances	(0)	(0)	(0)	(2)	(2)	32
Comparable operating income (loss) (Non-GAAP)	$(20)	$(10)	$(2)	$1	$11	$78
Depreciation and amortization	17	17	16	63	63	61
Adjusted EBITDA (Non-GAAP)	$(3)	$7	$14	$64	$74	$139

Columns may not total due to rounding.

•
Estimated goodwill and trademark impairment: The fourth quarter of 2012 includes an estimated $150 - 175 million non-cash goodwill impairment and an estimated $20-30 million non-cash impairment charge to the Fresh Express trademark based on the fourth quarter impairment analyses, as described above. These impairment charges remain subject to finalization. The impairment charges do not consider the company's assessment of whether valuation allowances may be required to reduce U.S. deferred income tax assets. In the third quarter of 2012, the company also impaired $2 million of goodwill related to a non-core healthy snacking business in Europe.

•
Danone JV investment impairment: In the third quarter of 2012, the company recognized a $28 million charge to fully impair its 49% equity-method investment and to record probable funding obligations to the Danone JV, which are excluded from comparable results. In the fourth quarter of 2012, changes in the estimated funding obligations resulted in the recognition of an additional charge of $2 million. The company has fully accrued it obligations to fund the Danone JV, which are limited to an aggregate €14 million ($18 million) without unanimous consent of the owners.

•	Restructuring and exit activities:

◦
Restructuring: In August 2012, Chiquita announced a restructuring supporting the goal of increasing profitability in its core businesses, resulting in at least $60 million of annual savings beginning in 2013. The company recognized $2 million and $16 million of restructuring expenses in the fourth quarter and year ended December 31, 2012, respectively. These restructuring costs included $2 million and $11 million of severance expenses in the fourth quarter and year ended December 31, 2012, respectively. Planned restructuring activities are substantially complete, but cash payments related to the restructuring plan are expected to continue through 2014, primarily related to severance payments to the former Chief Executive Officer.

◦
Shipping reconfiguration: During the third quarter of 2011, the company initiated a reconfiguration of its European shipping system which is expected to provide more than $12 million of annualized cost savings, net of transition costs that include expected losses on subleased vessels removed from service in 2011 and 2012. Comparable operating income excludes a charge of $6 million in the first quarter of 2012 and $4 million in the fourth quarter of 2011 for net losses expected on certain ship sublease contracts. These sublease losses will not recur in 2013 since the primary leases for vessels that expired in 2012 were not renewed.

◦
Other exit activities: In the fourth quarter of 2012, $2 million of estimated lease exit expense, net of estimated future sublease income, is excluded from comparable operating income. The full year 2012 comparable operating income also excludes $1 million of expense to close a research and development facility and $4 million of expense from asset write-offs and severance for discontinued products, and other restructuring-related severance. In the second quarter of 2011, $2 million of severance costs to realign the company's salad overhead costs and to embed its global innovation and marketing functions into its business units is excluded from comparable operating income.

•
Headquarters relocation: In November 2011, Chiquita announced its plan to relocate its corporate headquarters from Cincinnati, Ohio to Charlotte, North Carolina. Costs related to the relocation were $2 million and $19 million in the fourth quarter and year ended December 31, 2012, respectively, and $6 million in the quarter ended December 31, 2011. Relocation costs are excluded from comparable operating income. The company also incurred $5 million of capital expenditures during 2012 related to the relocation. The relocation is substantially complete, but the company expects remaining relocation cost and capital expenditures to be less than $1 million and to be recognized through 2013. The company expects to recapture a significant portion of the relocation costs through state, local and other incentives through 2022. Beginning in 2013 we expect to generate $4 million of annual savings from the benefits of consolidation of locations, the consolidation of approximately 100 positions previously spread across the U.S., lower rent and reduced travel expenses.

•
Reserve for (Recovery of) Grower Advances: In the second quarter of 2011, the company reserved $32 million for the expected remaining carrying value of advances made to a Chilean grower. In 2012, the company recovered $2 million of these advances through the bankruptcy process and continues to seek additional recoveries. The reserve and the recovery are excluded from comparable operating income.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.
Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products - from energy-rich bananas, blends of convenient green salads, other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs approximately 20,000 people and has operations in approximately 70 countries worldwide. For more information, please visit our corporate web site at www.chiquita.com.
CONTACTS
Steve Himes, 980-636-5636, shimes@chiquita.com, (Investors & Analysts)
Tiffany Breaux, 980-636-5029, tbreaux@chiquita.com, (Media)
FORWARD-LOOKING STATEMENTS
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: challenges in implementing restructuring and leadership changes announced in

August and October 2012 including the company's ability to achieve the cost savings and other benefits anticipated from the restructuring; challenges in implementing the relocation of Chiquita's corporate headquarters, and other North American corporate functions, to Charlotte, North Carolina; industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange rate fluctuations; unusual weather events, conditions or crop risks; the company's continued ability to access the capital and credit markets on commercially reasonable terms and comply with the terms of its credit agreements; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with these items.
Additionally, the company has not finalized its financial statement closing process for the fourth quarter and full year 2012, including its calculations and accounting judgments related to income taxes. Because the fourth quarter and full-year have only recently ended, the information in this press release is preliminary and based upon information available to the company as of the date of this press release. During the course of the company's closing process, items may be identified that would require the company to make adjustments (including with respect to income taxes), which may be material, and as a result, the estimates and rates included in this press release are subject to risks and uncertainties, including possible adjustments to the preliminary operating results.
Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.